                                                                 Exhibit 99.(g)

                                                                       09/01/01






                            MUTUAL FUND CUSTODY AND
                               SERVICES AGREEMENT

                               TABLE OF CONTENTS
SECTION                                                                   PAGE

DEFINITIONS...........................................................        2
ARTICLE I - CUSTODY...................................................        5
1.    Appointment of Custodian........................................        5
2.    Custody of Cash and Securities..................................        5
3.    Settlement of Fund Transactions.................................        9
4.    Lending of Securities...........................................       10
5.    Persons Having Access to Assets of the Fund.....................       10
6.    Standard of Care; Scope of Custodial Responsibilities...........       10
7.    Appointment of  Subcustodians...................................       12
8.    Overdraft Facility and Security for Payment.....................       12
ARTICLE II - FOREIGN CUSTODY MANAGER SERVICES.........................       14
1.    Delegation......................................................       14
2.    Changes to Appendix C...........................................       14
3.    Reports to Board................................................       14
4.    Monitoring System...............................................       14
5.    Standard of Care................................................       14
6.    Use of Securities Depositories..................................       14
ARTICLE III - Information Services....................................       15
1.    Risk Analysis...................................................       15
2.    Monitoring of Securities Depositories...........................       15
3.    Use of Agents...................................................       15
4.    Exercise of Reasonable Care.....................................       15
5.    Liabilities and Warranties......................................       15
ARTICLE IV - GENERAL PROVISIONS.......................................       16
1.    Compensation....................................................       16
2.    Insolvency of Foreign Custodians................................       16
3.    Liability for Depositories......................................       16
4.    Confidentiality of Information..................................       16
5.    Damages.........................................................       17
6.    Indemnification; Liability of the Fund..........................       17
7.    Force Majeure...................................................       17
8.    Termination.....................................................       18
9.    Inspection of Books and Records.................................       18
10.   Miscellaneous...................................................       18
APPENDIX A   Authorized Persons.......................................       22
APPENDIX B  Fund Officers.............................................       23
APPENDIX C - Selected Countries.......................................       24
APPENDIX D- Information Services Agreement............................       25

                            MUTUAL FUND CUSTODY AND
                               SERVICES AGREEMENT

This AGREEMENT is effective as of June 6 2001, and is between Tweedy Browne Fund Inc., (the "Company") on behalf of its Tweedy Browne Global Value Fund and Tweedy Browne American Value Fund (individually a `Fund" and collectively the "Funds", a corporation organized under the laws of the State of Maryland having its principal office and place of business at 350 Park Avenue, NY, NY 10022, and BOSTON SAFE DEPOSIT AND TRUST COMPANY, (the "Custodian") a Massachusetts trust company with its principal place of business at One Boston Place, Boston, Massachusetts 02108.

                              W I T N E S S E T H:

        WHEREAS, the Company and the Custodian desire to restate the terms of their existing custody agreement to reflect the changes to Rules 17f-5 and the requirements of new Rule 17f-7, and to set forth their agreement with respect to the custody of the Funds' Securities and cash and the processing of Securities transactions;

        WHEREAS, the Board desires to delegate certain of its responsibilities for performing the services set forth in paragraphs (c)(1), (c)(2) and (c)(3) of Rule 17f-5 to the Custodian as a Foreign Custody Manager; and

        WHEREAS, the Custodian agrees to accept such delegation with respect to Assets, including those held by Foreign Custodians in the Selected Countries as set forth in jurisdictions listed on Appendix C as set forth in Article II;

         WHEREAS, the Custodian agrees to perform the function of a Primary Custodian under Rule 17f-7;

         NOW THEREFORE, the Company and the Custodian agree as follows:

DEFINITIONS

The following words and phrases, unless the context requires otherwise, shall have the following meanings:

          1. "ACT": the Investment Company Act of 1940 and the Rules and Regulations thereunder, all as amended from time to time. References to a Rule herein are references to a Rule under the Act unless otherwise specified.

          2. "AGREEMENT": this agreement and any amendments.

          3. "ASSETS": any of the Funds' investments, including foreign currencies and investments for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Funds' transactions in such investments.

          4. "AUTHORIZED PERSON": the Chairman of the Company Board, its President, and any Vice President, Secretary, Treasurer or any other person, whether or not any such person is an officer or employee of the Company, duly authorized by the Board to add or delete jurisdictions pursuant to Article II and to give Instructions on behalf of the Company which is listed in the Certificate annexed hereto as Appendix A or such other Certificate as may be received by the Custodian from time to time.

          5. "BOARD": the Board of Directors (or the body authorized to exercise authority similar to that of the board of directors of a corporation) of the Company.

          6. "BOOK-ENTRY SYSTEM": the Federal Reserve/Treasury book-entry system for United States and federal agency Securities, its successor or successors and its nominee or nominees.

          7. "BUSINESS DAY": any day on which the Funds, the Custodian, the Book-Entry System and appropriate clearing corporation(s) are open for business.

          8. "CERTIFICATE": any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, which is actually received by the Custodian and signed on behalf of the Company by an Authorized Person or Persons designated by the Board to issue a Certificate.

          9. "COUNTRY RISK": means all factors reasonably related to the systemic risk of holding assets in a particular country including, but not limited to, such country's financial infrastructure (including any Securities Depositories operating in such country), prevailing custody and settlement practices and laws applicable to the safekeeping and recovery of Assets held in custody.

         10. "ELIGIBLE SECURITIES DEPOSITORY": the meaning of the term set forth in Rule 17f-7(b)(1) of the Act.

         11. "FOREIGN CUSTODIAN": (a) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by the country's government or an agency of the country's government; (b) a majority-owned direct or indirect subsidiary of a U.S. Bank or bank-holding company; or (c) any entity other than a Securities Depository with respect to which exemptive or no-action relief has been granted by the Securities and Exchange Commission authorizing it to act as a Custodian for registered investment companies. For the avoidance of doubt, the term "Foreign Custodian" shall not include Euroclear, Clearstream, Bank One or any other transnational system for the central handling (including on a book-entry basis) of securities transactions regardless of whether or not such entities or their service providers are acting in a custodial capacity with respect to Assets, Securities or other property of the Company.

         12. "FOREIGN CUSTODY MANAGER" the meaning set forth in Rule
             17f-5(a)(3).

         13. "INSTRUCTIONS": directions and instructions to the Custodian from an Authorized Person in writing by facsimile or electronic transmission subject to the Custodian's practices or any other method specifically agreed upon, provided that the Custodian may, in its discretion, accept oral directions and instructions from an individual it reasonably believes to be an Authorized Person and may require confirmation in writing, provided further that with respect to cash disbursements for the payment of expenses, directions from two Authorized Persons shall be required.

         14. "PRIMARY CUSTODIAN": the meaning set forth in Rule 17f-7(b)(2) of the Act.

         15. "PROSPECTUS": the Fund' current prospectus and statement of additional information relating to the registration of the Funds' Shares under the Securities Act of 1933, as amended. .

         16. "RISK ANALYSIS": the analysis required under Rule 17f-7(a)
             (1)(i)(A).

         17. "RULES 17F-4, 17F-5 AND 17F-7": such Rules as promulgated under
             Section 17(f) of the Act, as such rules (and any successor rules or regulations) may be amended from time to time.

         18. "SECURITY" or "SECURITIES": bonds, debentures, notes, stocks, shares, evidences of indebtedness, and other securities, commodities, interests and investments from time to time owned by the Funds.

         19. "SECURITIES DEPOSITORY": a system for the central handling of securities as defined in Rule 17f-4.

         20. "SELECTED COUNTRIES": the jurisdictions listed on Appendix C as such may be amended from time to time in accordance ---------- with Article II.

         21. "SHARES": shares of the Funds, however designated.

                                   ARTICLE I

                               CUSTODY PROVISIONS

1. APPOINTMENT OF CUSTODIAN. The Board appoints the Custodian, and the Custodian accepts appointment as custodian of all the Securities and monies at the time owned by or in the possession of the Funds during the period of this Agreement.

2. CUSTODY OF CASH AND SECURITIES.

    (a) Receipt and Holding of Assets. The Funds will deliver or cause to be delivered to the Custodian all Securities and monies owned by each at any time during the period of this Custody Agreement. The Custodian will not be responsible for such Securities and monies until actually received. The Board specifically authorizes the Custodian to hold Securities, Assets or other property of the Fund with any domestic subcustodian or Securities Depository or with any Foreign Custodian or Eligible Securities Depository in any Selected Country as provided in
        Article II. Securities and monies of the Funds deposited in a Securities Depository or Eligible Securities Depository will be reflected in an account or accounts which include only assets held by the Custodian or a Foreign Custodian for its customers.

    (b) Disbursements of Cash and Delivery of Securities. The Custodian shall disburse cash or deliver out Securities only for the purposes listed below. Instructions must specify or evidence the purpose for which any transaction is to be made and the Company shall be solely responsible to assure that Instructions are in accord with any limitations or restrictions applicable to the Funds.

         (1) In payment for Securities purchased for a Fund;

         (2) In payment of dividends or distributions with respect to Shares;

         (3) In payment for Shares which have been redeemed by a Fund;

         (4) In payment of taxes;

         (5) When Securities are called, redeemed, retired, or otherwise become payable;

         (6) In exchange for or upon conversion into other securities alone or other securities and cash pursuant to any plan or merger, consolidation, reorganization, recapitalization or readjustment;

         (7) Upon conversion of Securities pursuant to their terms into other securities;

         (8) Upon exercise of subscription, purchase or other similar rights .

         (9) For the payment of interest, management or supervisory fees, distributions or operating expenses;

        (10) In payment of fees and in reimbursement of the expenses and liabilities of the Custodian attributable to a Fund;

        (11) In connection with any borrowings by a Fund or short sales of securities requiring a pledge of Securities, but only against receipt of amounts borrowed;

        (12) In connection with any loans, but only against receipt of adequate collateral as specified in Instructions which shall reflect any restrictions applicable to aFund.

        (13) For the purpose of redeeming Shares of the capital stock of a Fund and the delivery to, or the crediting to the account of, the Custodian or the Company's transfer agent, such Shares to be purchased or redeemed;

        (14) For the purpose of redeeming in kind Shares of a Fund against delivery to the Bank, its Subcustodian or the Company's transfer agent of such Shares to be so redeemed;

        (15) For delivery in accordance with the provisions of any agreement among a Fund, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the "Exchange Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"), relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by a Fund. The Custodian will act only in accordance with Instructions in the delivery of Securities to be held in escrow and will have no responsibility or liability for any such Securities which are not returned promptly when due other than to make proper requests for such return;

        (16) For spot or forward foreign exchange transactions to facilitate security trading, receipt of income from Securities or related transactions;

        (17) Upon the termination of this Agreement; and

        (18) For other proper purposes as may be specified in Instructions issued by an officer of the Company which shall include a statement of the purpose for which the delivery or payment is to be made, the amount of the payment or specific Securities to be delivered, the name of the person or persons to whom delivery or payment is to be made, and a Certificate stating that the purpose is a proper purpose under the instruments governing the Company

    (c) Actions Which May be Taken Without Instructions. Unless an Instruction to the contrary is received, the Custodian shall:

         (1) Collect all income due or payable, provided that the Custodian shall not be responsible for any failure not attributable to itself to receive payment of (or late payment of) distributions or other payments with respect to Securities or other property held in the account;

         (2) Present for payment and collect the amount payable upon all Securities which may mature or be called, redeemed, retired or otherwise become payable. Notwithstanding the foregoing, the Custodian shall have no responsibility to the Company for monitoring or ascertaining any call, redemption or retirement dates with respect to put bonds or similar instruments that are owned by Fund and held by the Custodian or its nominees where such dates are not published in sources routinely used by the Custodian. Nor shall the Custodian have any responsibility or liability to the Company for any loss by a Fund for any missed payments or other defaults resulting therefrom with respect to put bonds or similar instruments unless the Custodian received timely notification from the Fund specifying the time, place and manner for the presentment of any such put bond owned by the Fund and held by the Custodian or its nominee. The Custodian shall not be responsible and assumes no liability for the accuracy or completeness of any notification the Custodian may furnish to a Fund with respect to put bonds or similar instruments;

         (3) Surrender Securities in temporary form for definitive Securities;

         (4) Hold directly, or through a Securities Depository with respect to Securities therein deposited, for the account of a Fund all rights and similar Securities issued with respect to any Securities held by the Custodian hereunder for a Fund;

         (5) Submit or cause to be submitted to the a Fund or its investment adviser as designated by a Fund information actually received by the Custodian regarding ownership rights pertaining to property held for a Fund;

         (6) Deliver or cause to be delivered any Securities held for a Fund in exchange for other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

         (7) Deliver or cause to be delivered any Securities held for a Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation or recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

         (8) Make or cause to be made such transfers or exchanges of the assets specifically allocated to a Fund and take such other steps as shall be stated in Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of a Fund;

         (9) Deliver Securities upon the receipt of payment in connection with any repurchase agreement related to such Securities entered into by aFund;

        (10) Deliver Securities owned by a Fund to the issuer thereof or its agent when such Securities are called, redeemed, retired or otherwise become payable; provided, however, that in any such case the cash or other consideration is to be delivered to the Custodian. Notwithstanding the foregoing, the Custodian shall have no responsibility to the Funds for monitoring or ascertaining any call, redemption or retirement dates with respect to the put bonds or similar instruments that are owned by a Fund and held by the Custodian or its nominee where such dates are not published in sources routinely used by the Custodian. Nor shall the Custodian have any responsibility or liability to the Company for any loss by a Fund for any missed payment or other default resulting therefrom with respect to put bonds or similar instruments unless the Custodian received timely notification from the Fund specifying the time, place and manner for the presentment of any such put bond owned by the Fund and held by the Custodian or its nominee. The Custodian shall not be responsible and assumes no liability to the Company for the accuracy or completeness of any notification the Custodian may furnish to the Funds with respect to put bonds or similar investments;

        (11) Endorse and collect all checks, drafts or other orders for the payment of money received by the Custodian for the account of the Funds

        (12) Execute any and all documents, agreements or other instruments as may be necessary or desirable for the accomplishment of the purposes of this Agreement.

    (d) Confirmation and Statements. Promptly after the close of business on each day, the Custodian shall furnish the Company with confirmations and a summary of all transfers to or from the account of the Funds during the day. Where securities purchased by a Fund are in a fungible bulk of securities registered in the name of the Custodian (or its nominee) or shown on the Custodian's account on the books of a Securities Depository, the Custodian shall by book-entry or otherwise identify the quantity of those securities belonging to the Fund. At least monthly, the Custodian shall furnish the Funds with a detailed statement of the Securities and monies held for the Funds under this Custody Agreement.

    (e) Registration of Securities. The Custodian is authorized to hold all Securities, Assets, or other property of the Funds in nominee name, in bearer form or in book-entry form. The Custodian may register any Securities, Assets or other property of a Fund in the name of the Fund, in the name of the Custodian, any domestic subcustodian, or Foreign Custodian, in the name of any duly appointed registered nominee of such entity, or in the name of a Securities Depository or its successor or successors, or its nominee or nominees. Each Fund agrees to furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee or in the name of a Securities Depository, any Securities which it may hold for the account of a Fund and which may from time to time be registered in the name of a Fund.

    (f) Segregated Accounts. Upon receipt of Instructions, the Custodian will, from time to time establish segregated accounts on behalf of the Funds to hold and deal with specified assets as shall be directed.

3. SETTLEMENT OF FUND TRANSACTIONS.

    (a) Customary Practices. Settlement of transactions may be effected in accordance with trading and processing practices customary in the jurisdiction or market where the transaction occurs. The Company acknowledges that this may, in certain circumstances, require the delivery of cash or Securities (or other property) without the concurrent receipt of Securities (or other property) or cash. In such circumstances, the Custodian shall have no responsibility for nonreceipt of payments (or late payment) or nondelivery of Securities or other property (or late delivery) by the counterparty unless it has breached its standard of care under this Agreement.

    (b) Contractual Income. Unless the parties agree to the contrary, the Custodian shall credit the Funds, in accordance with the Custodian's standard operating procedure, with income and maturity proceeds on securities on contractual payment date net of any taxes or upon actual receipt. To the extent the Custodian credits income on contractual payment date, the Custodian may reverse such accounting entries with back value to the contractual payment date if the Custodian reasonably believes that such amount will not be received.

    (c) Contractual Settlement. Unless the parties agree to the contrary, the Custodian will attend to the settlement of securities transactions in accordance with the Custodian's standard operating procedure, on the basis of either contractual settlement date accounting or actual settlement date accounting. To the extent the Custodian settles certain securities transactions on the basis of contractual settlement date accounting, the Custodian may reverse with back value to the contractual settlement date any entry relating to such contractual settlement if the Custodian reasonably believes that such amount will not be received.

4. LENDING OF SECURITIES. The Custodian may lend the assets of the Funds in accordance with the terms and conditions of a separate securities lending agreement.

5. PERSONS HAVING ACCESS TO ASSETS OF THE FUND.

    (a) The Custodian shall not permit any trustee or agent of the Company, or any officer, director, employee or agent of the Funds' investment adviser, of any sub-investment adviser of the Funds, or of the Funds' administrator, to have physical access to the Assets held by the Custodian or be authorized or permitted to withdraw any Assets nor shall the Custodian deliver any Assets to any such person.

        The Custodian shall not permit any officer, director, employee or agent of the Custodian who holds any similar position with the Funds' investment adviser, with any sub-investment adviser of the Funds or with the Funds' administrator to have access to the Assets.

    (b) Nothing in this Section 5 shall prohibit any duly authorized officer, employee or agent of the Company, or a duly authorized officer, director, employee or agent of the investment adviser, of any sub-investment adviser of the Funds'or of the Funds' administrator, from giving Instructions to the Custodian or executing a Certificate so long as it does not result in delivery of or access to Assets of the Fund prohibited by paragraph (a) of this Section 5.

6. STANDARD OF CARE; SCOPE OF CUSTODIAL RESPONSIBILITIES.

    (a) Standard of Care. Custodian shall be required to exercise reasonable care with respect to its duties under this Agreement unless otherwise provided.

        (1) Notwithstanding any other provision of this Custody Agreement, the Custodian shall not be liable for any loss or damage, including counsel fees, resulting from its action or omission to act or otherwise, except for any such loss or damage arising out of the negligence or willful misconduct of the Custodian.

        (2) The Custodian may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Company or of its own counsel, at the expense of the Company, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

    (b) Scope of Duties. Without limiting the generality of the foregoing, the Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

        (1) The acts or omissions of any other agent appointed pursuant to Instructions of a Fund or its investment adviser including, but not limited to, any broker-dealer or other entity to hold any Securities or other property of the Fund as collateral or otherwise pursuant to any investment strategy.

        (2) The validity of the issue of any Securities purchased by a Fund, the legality of the purchase thereof, or the propriety of the amount paid therefor;

        (3) The legality of the sale of any Securities by a Fund or the propriety of the amount for which the same are sold;

        (4) The legality of the issue or sale of any Shares, or the sufficiency of the amount to be received therefor;

        (5) The legality of the redemption of any Shares, or the propriety of the amount to be paid therefor;

        (6) The legality of the declaration or payment of any distribution of a Fund;

        (7) The legality of any borrowing for temporary administrative or emergency purposes.

    (c) No Liability Until Receipt. The Custodian shall not be liable for, or considered to be the Custodian of, any money, whether or not represented by any check, draft, or other instrument for the payment of money, received by it on behalf of a Fund until the Custodian actually receives and collects such money.

    (d) Amounts Due from Transfer Agent. The Custodian shall not be required to effect collection of any amount due to a Fund from the Fund's transfer agent nor be required to cause payment or distribution by such transfer agent of any amount paid by the Custodian to the transfer agent.

    (e) Collection Where Payment Refused. The Custodian shall not be required to take action to effect collection of any amount, if the Securities upon which such amount is payable are in default, or if payment is refused after due demand or presentation, unless and until it shall be directed to take such action and it shall be assured to its satisfaction of reimbursement of its related costs and expenses.

    (f) No Duty to Ascertain Authority. The Custodian shall not be under any duty or obligation to ascertain whether any Securities at any time delivered to or held by it for a Fund are such as may properly be held by the Fund under the provisions of its governing instruments or Prospectus.

    (g) Reliance on Instructions. The Custodian shall be entitled to rely upon any Instruction, notice or other instrument in writing received by the Custodian and reasonably believed by the Custodian to be genuine and to be signed by an Authorized Person (or Authorized Persons, if required) of the Company. Where the Custodian is issued Instructions orally, the Company acknowledges that if written confirmation is requested, the validity of the transactions or enforceability of the transactions authorized by the Company shall not be affected if such confirmation is not received or is contrary to oral Instructions given. The Custodian shall be under no duty to question any direction of an Authorized Person to review any property held in the account, to make any suggestions with respect to the investment of the assets in the account, or to evaluate or question the performance of any Authorized Person. The Custodian shall not be responsible or liable for any diminution of value of any securities or other property held by the Custodian.

7. APPOINTMENT OF SUBCUSTODIANS. The Custodian is hereby authorized to appoint one or more domestic subcustodians (which may be an affiliate of the Custodian) qualified under the Act to hold Securities and monies at any time owned by the Funds; provided however that the appointment of any such sub-custodian shall not relieve the Custodian of its responsibilities or liabilities hereunder. The Custodian is also hereby authorized when acting pursuant to Instructions to: 1) place assets with any Foreign Custodians located in a jurisdiction which is not a Selected Country; and 2) place assets with a broker or other agent as subcustodian in connection with futures, options, short selling or other transactions which in the case of transactions subject to Rule 17f-6 would be done in compliance with Rule 17f-6. When acting pursuant to such Instructions, the Custodian shall not be liable for the acts or omissions of any subcustodian so appointed.

8. OVERDRAFT FACILITY AND SECURITY FOR PAYMENT. In the event that the Custodian receives Instructions to make payments or transfers of monies on behalf of a Fund for which there would be, at the close of business on the date of such payment or transfer, insufficient monies held by the Custodian on behalf of the Fund, the Custodian may, in its sole discretion, provide an overdraft (an "Overdraft") to the Fund in an amount sufficient to allow the completion of such payment or transfer. Any Overdraft provided hereunder: (a) shall be payable on the next Business Day, unless otherwise agreed by the Fund and the Custodian; and (b) shall accrue interest from the date of the Overdraft to the date of payment in full by the Fund at a rate agreed upon from time to time, by the Custodian and the Fund or, in the absence of specific agreement, by such rate as charged to other customers of Custodian under procedures uniformly applied. The Custodian and the Company acknowledge that the purpose of such Overdraft is to temporarily finance the purchase of Securities for prompt delivery in accordance with the terms hereof, to meet unanticipated or unusual redemptions, to allow the settlement of foreign exchange contracts or to meet other unanticipated Fund expenses. The Custodian shall promptly notify the Funds (an "Overdraft Notice") of any Overdraft. To secure payment of any Overdraft, each Fund hereby grants to the Custodian a continuing security interest in and right of setoff against the Securities and cash in the Fund's account from time to time in the full amount of such Overdraft. Should the a Fund fail to pay promptly any amounts owed hereunder, the Custodian shall be entitled to use available cash in the Fund's account and to liquidate Securities in the account as necessary to meet the Fund's obligations under the Overdraft. In any such case, and without limiting the foregoing, the Custodian shall be entitled to take such other actions(s) or exercise such other options, powers and rights as the Custodian now or hereafter has as a secured creditor under the Massachusetts Uniform Commercial Code or any other applicable law.

9. TAX OBLIGATIONS. For purposes of this Agreement, "Tax Obligations" shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses. To the extent that the Custodian has received relevant and necessary information with respect to a Fund, the Custodian shall perform the following services with respect to Tax Obligations:

    (a) the Custodian shall file claims for exemptions or refunds with respect to withheld foreign (non-U.S.) taxes in instances in which such claims are appropriate;

    (b) the Custodian shall withhold appropriate amounts, as required by U.S. tax laws, with respect to amounts received on behalf of nonresident aliens; and

    (c) the Custodian shall provide to the Fund or the Authorized Person such information received by the Custodian which could, in the Custodian's reasonable belief, assist the Fund or the Authorized Person in the submission of any reports or returns with respect to Tax Obligations. The Fund shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

The Custodian shall provide such other services with respect to Tax Obligations, including preparation and filing of tax returns and reports and payment of amounts due (to the extent funded), as requested by the Fund and agreed to by the Custodian in writing. The Custodian shall have no independent obligation to determine the existence of any information with respect to, or the extent of, any Tax Obligations now or hereafter imposed on the Fund by any taxing authority. Except as specifically provided herein or agreed to in writing by the Custodian, the Custodian shall have no obligations or liability with respect to Tax Obligations, including, without limitation, any obligation to file or submit returns or reports with any taxing authorities.

                                   ARTICLE II

                        FOREIGN CUSTODY MANAGER SERVICES

1. DELEGATION. Pursuant to Rule 17f-5(b) the Board delegates to the Custodian, and the Custodian hereby agrees to accept responsibility as the Company's Foreign Custody Manager for selecting, contracting with and monitoring Foreign Custodians in those Selected Countries set forth in Appendix C in accordance with Rule 17f-5(c).

2. CHANGES TO APPENDIX C. Appendix C may be amended by from time to time to add or delete jurisdictions by written agreement signed by an Authorized Person of the Company and the Custodian, but the Custodian reserves the right to delete jurisdictions upon reasonable notice to the Company.

3. REPORTS TO BOARD. The Custodian shall provide written reports notifying the Board of the placement of Assets with a particular Foreign Custodian and of any material change in a Fund's foreign custody arrangements. Such reports shall be provided to the Board quarterly, except as otherwise agreed to by the Custodian and the Company.

4. MONITORING SYSTEM. In each case in which the Custodian as Foreign Custody Manager has exercised delegated authority to place Assets with a Foreign Custodian, the Custodian shall establish a system, to re-assess or re-evaluate such Foreign Custodians, at least annually in accordance with Rule 17f-5(c)(3) and to notify the Company immediately if any such Foreign Custodian is determined by the Custodian to no longer satisfy the requirements of Rule 17f-5
(c).

5. STANDARD OF CARE. In exercising the delegated authority under this Article II of the Agreement, the Custodian agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Assets would exercise in like circumstances. Contracts with Foreign Custodians shall be in writing and shall provide for reasonable care for Assets based on the standards applicable to Foreign Custodians in the Selected Country and shall comply with the other requirements of Rule 17f-5(c)(2). In making this determination, the Custodian shall consider all pertinent factors including those set forth in Rule 17f-5(c)(1). The Custodian shall be liable for the acts or omissions for a Foreign Custodian to the same extent as set forth herein with respect to domestic subcustodians, provided, however, that except as may arise from the negligence or willful misconduct of the Custodian or a domestic custodian shall be without liability in respect of Country Risk.

6. USE OF SECURITIES DEPOSITORIES. In exercising its delegated authority, the Custodian may assume, unless instructed in writing to the contrary by an Authorized Person, that the Board or the Funds' investment adviser has determined, pursuant to Rule 17f-7, to place and maintain foreign assets with any Securities Depository as to which the Custodian has provided the Company with a Risk Analysis.

                                  ARTICLE III

                              INFORMATION SERVICES

1. RISK ANALYSIS. The Custodian will provide the Company with a Risk Analysis with respect to Securities Depositories operating in the countries listed in Appendix C. If the Custodian is unable to provide a Risk Analysis with respect to a particular Securities Depository, it will promptly notify the Fund Company. Each Risk Analysis shall indicate whether the particular Securities Depository has been determined by the Custodian, in exercise of its standard of care, to be an Eligible Securities Depository. If a new Securities Depository commences operation in one of the Appendix C countries, the Custodian will provide the Company with a Risk Analysis within a reasonably practicable time after such Securities Depository becomes operational. If a new country is added to Appendix C, the Custodian will provide the Company with a Risk Analysis with respect to each Securities Depository in that country within a reasonably practicable time after the addition of the country to Appendix C.

2. MONITORING. The Custodian will monitor the custody risks associated with maintaining assets with each Securities Depository for which it has provided the Company with a Risk Analysis as required under Rule 17f-7. The Custodian will promptly notify the Company or Funds investment adviser of any material change in these risks with respect to any Eligible Securities Depository.

3. USE OF AGENTS. The Custodian may employ agents, including, but not limited to Foreign Custodians, to perform its responsibilities under Sections 1 and 2 above.

4. EXERCISE OF REASONABLE CARE. The Custodian will exercise reasonable care, prudence, and diligence in performing its responsibilities under this Article
III. With respect to the Risk Analyses provided or monitoring performed by an agent, the Custodian will exercise reasonable care in the selection of such agent, and shall be entitled to rely upon information provided by agents so selected in the performance of its duties and responsibilities under this
Article III unless the Custodian knows or should have know such information to be incorrect, incomplete or misleading.

5. LIABILITIES AND WARRANTIES. While the Custodian will take reasonable precautions to ensure that information provided is accurate, the Custodian shall have no liability with respect to information provided to it by third parties unless the Custodian knows or should have known such information to be incorrect, incomplete or misleading. Due to the nature and source of information, and the necessity of relying on various information sources, most of which are external to the Custodian, the Custodian shall have no liability for direct or indirect use of such information

                                   ARTICLE IV

                               GENERAL PROVISIONS

1. COMPENSATION.

    (a) The Company will compensate the Custodian for its services rendered under this Agreement in accordance with the fees set forth in a separate Fee Schedule which schedule may be modified by the Custodian upon not less than ninety days prior written notice to the Company.

    (b) The Custodian will bill the Company as soon as practicable after the end of each calendar month. The Company will promptly pay to the Custodian the amount of such billing.

    (c) If not paid directly or timely by the Company, the Custodian may charge against assets held on behalf of a Fund compensation and any expenses incurred by the Custodian in the performance of its duties for such Fund pursuant to this Agreement. The Custodian shall also be entitled to charge against assets of a Fund the amount of any loss, damage, liability or expense incurred with respect to such Fund, including counsel fees, for which it shall be entitled to reimbursement under the provisions of this Agreement. The expenses which the Custodian may charge include, but are not limited to, the expenses of domestic subcustodians and Foreign Custodians incurred in settling transactions.

2. INSOLVENCY OF FOREIGN CUSTODIANS. The Custodian shall be responsible for losses or damages suffered by a Fund arising as a result of the insolvency of a Foreign Custodian only to the extent that the Custodian failed to comply with the standard of care set forth in Article II with respect to the selection and monitoring of such Foreign Custodian.

3. LIABILITY FOR DEPOSITORIES. The Custodian shall not be responsible for any losses resulting from the deposit or maintenance of Securities, Assets or other property of a Fund with a Securities Depository.

4. CONFIDENTIALITY OF INFORMATION. All non-public information relating to the business of the Company or the Custodian, Fund records or the performance of this Agreement which is submitted or disclosed by one party to the other during the term of this Agreement will be treated as confidential and safeguarded by the receiving party to the same extent that such party safeguards its own confidential and proprietary data, and each party will use reasonable measures and will supervise its personnel so as to prevent the disclosure of such confidential information to third persons or use of such confidential information except in connection with services provided under this Agreement, except as otherwise provided in this Agreement. This Section 4 shall not prevent or prohibit disclosure of any information required to be disclosed to any governmental authority pursuant to any law, rule or regulation, or pursuant to lawful subpoena or judicial order; provided, however, that before making such disclosure the subject party shall, to the extent permitted by law, and to the extent practicable, tender to the other any opportunity, to be exercised at no cost or expense to the tendering party, to defend against such compulsory disclosure. This Section 4 shall not prevent or prohibit the Custodian from disclosing any information required to be disclosed to banking regulatory agencies or authorities, or other governmental authorities, or to its internal and external auditors, or as authorized or directed by the Company. Disclosure of such information by the Custodian may also be made to the extent that (i) such information being disclosed is publicly known at the time of any proposed or actual disclosure by the Custodian through no fault or omission of the Custodian, or (ii) such information is or becomes available to the Custodian from a source other than the Company, provided that the Custodian does not have actual knowledge that such source is bound by a confidentiality agreement with the Company. This Section 4 shall survive termination of this Agreement. In addition and if applicable, the Custodian hereby acknowledges that it is aware and its employees, officers, agents, and its representatives who need to be apprised of this matter have been advised that the United States securities laws prohibit any person who has material non-public information about a company or entity from purchasing or selling securities of such company or entity.

5. DAMAGES. Under no circumstances shall the Custodian be liable for any indirect, consequential or special damages with respect to its role as Foreign Custody Manager, Custodian or information vendor.

6. INDEMNIFICATION; LIABILITY OF THE COMPANY.

    (a) The Company shall indemnify and hold the Custodian harmless from all liability and expense, including reasonable counsel fees and expenses, arising out of the performance of the Custodian's obligations under this Agreement except as a result of the Custodian's negligence or willful misconduct.

    (b) The Company and the Custodian agree that the obligations of the Company under this Agreement shall not be binding upon any of the Directors, Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Funds.

7. FORCE MAJEURE. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be liable for any losses resulting from or caused by events or circumstances beyond its reasonable control, including, but not limited to, losses resulting from nationalization, strikes, expropriation, devaluation, revaluation, confiscation, seizure, cancellation, destruction or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, taxes, levies or other charges affecting the Funds' property; or the breakdown, failure or malfunction of any utilities or public telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or any other similar event.

8. TERMINATION.

    (a) Either party may terminate this Agreement by giving the other party at least sixty (60) days notice in writing, specifying the date of such termination.

    (b) In the event notice of termination is given by the Custodian, the Company shall, on or before the termination date, deliver to the Custodian a Certificate evidencing the vote of the Board designating a successor custodian. In the absence of such designation, the Custodian may designate a successor custodian, which shall be a person qualified to so act under the Act or the Company. If the Company fails to designate a successor custodian, the Company shall, upon the date specified in the notice of termination, and upon the delivery by the Custodian of all Securities and monies then owned by the Funds, be deemed to be its own custodian and the Custodian shall thereby be relieved of all duties and responsibilities under this Agreement other than the duty with respect to Securities held in the Book-Entry System or any Securities Depository which cannot be delivered to the Company.

    (c) Upon termination of the Agreement, the Custodian shall, upon receipt of a notice of acceptance by the successor custodian, deliver to the successor all Securities and monies then held by the Custodian on behalf of the Funds, after deducting all fees, expenses and other amounts owed to the Custodian

    (d) In the event of a dispute following the termination of this Agreement, all relevant provisions shall be deemed to continue to apply to the obligations and liabilities of the parties.

9. INSPECTION OF BOOKS AND RECORDS. The books and records of the Custodian shall be open to inspection and audit at reasonable times by officers and auditors employed by the Company at its own expense and with prior written notice to the Custodian, and by the appropriate employees of the Securities and Exchange Commission.

10. MISCELLANEOUS.

    (a) Appendix A is a Certificate signed by the Secretary of the Fund setting forth the names and the signatures of Authorized Persons. The Company shall furnish a new Certificate when the list of Authorized Persons is changed in any way. Until a new certification is received, the Custodian shall be fully protected in acting upon Instructions from Authorized Persons as set forth in the last delivered Certificate.

    (b) Any required written notice or other instrument shall be sufficiently given if addressed to the Custodian or the Company as the case may be and delivered to it at its offices at:

                       The Custodian:

                         Boston Safe Deposit and Trust Company
                         135 Santilli Highway
                         Everett, Massachusetts 02149
                         Attn: Kelly Morgan

                       The Company:

                         The Tweedy, Browne Fund, Inc.
                         C/o Tweedy, Browne Co. LLC
                         350 Park Avenue
                         New York, New York 10022
                         Attn: M. G. Rosenberger

    or at such other place as the parties may from time to time designate to the other in writing.

    (c) The Custodian shall provide the Company at such time as the Company may reasonably request with reports by independent public accountants and procedures for safe guarding Assets in sufficient scope and detail to provide reasonable assurance that any material inadequacies would be disclosed.

    (d) This Agreement may not be amended or modified except by a written agreement executed by both parties.

    (e) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of the Custodian, or by the Custodian without the written consent of the Company authorized or approved by a vote of the Board, provided, however, that the Custodian may assign the Agreement or any function thereof to any corporation or entity which directly or indirectly is controlled by, or is under common control with, the Custodian and any other attempted assignment without written consent shall be null and void.

    (f) Nothing in this Agreement shall give or be construed to give or confer upon any third party any rights hereunder.

    (g) The Custodian represents that it is a U.S. Bank within the meaning of paragraph (a)(7) of Rule 17f-5.

    (h) The Company acknowledges and agrees that, except as expressly set forth in this Agreement, the Company is solely responsible to assure that the maintenance of the Funds' Securities and cash hereunder complies with applicable laws and regulations, including without limitation the Act and applicable interpretations thereof or exemptions therefrom. The Company represents that it has determined that it is reasonable to rely on the Custodian to perform the responsibilities delegated pursuant to this Agreement.

    (i) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

    (j) The captions of the Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

    (k) Each party represents to the other that it has all necessary power and authority, and has obtained any consent or approval necessary to permit it, to enter into and perform this Agreement and that this Agreement does not violate, give rise to a default or right of termination under or otherwise conflict with any applicable law, regulation, ruling, decree or other governmental authorization or any contract to which it is a party or by which any of its assets is bound.

    (l) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

    (m) SEC Rule 14b-2 requires banks which hold securities for the account of customers to respond to requests by issuers of securities for the names, address and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, the Custodian needs the Company to indicate whether it authorizes the Custodian to provide a Fund's name, address, and share position to requesting companies whose securities the Fund owns. If a fund tells the Custodian "no", the Custodian will not provide this information to requesting companies.

    If a Fund tells the Custodian "yes" or does not check either "yes" or "no" below, the Custodian is required by the rule to treat the Fund as consenting to disclosure of this information for all securities owned by the Fund or any funds or accounts established by the Fund. For the Funds protection, the Rule prohibits the requesting company from using a Funds' name and address for any purpose other than corporate communications. Please indicate below whether the Company consents or objects by checking one of the alternatives below.

    YES [ ] The Custodian is authorized to release the Funds' name, address, and share positions.

    NO [X] The Custodian is not authorized to release the Funds' name, address, and share positions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.


                                         TWEEDY BROWNE FUND, INC.


                                         By:      /s/ M.Gervase Rosenberger
                                                  -----------------------------
                                         Name:    M. Gervase Rosenberger
                                         Title:



                                         BOSTON SAFE DEPOSIT AND TRUST COMPANY


                                         By:      /s/ Christopher Healey
                                                  -----------------------------
                                         Name:    Christopher Healy
                                         Title:

                                   APPENDIX A

                           LIST OF AUTHORIZED PERSONS


         I, M. G. Rosenberger, the Secretary of Tweedy, Browne Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Company"), on behalf of its Tweedy, Browne Global Value Fund and Tweedy, Browne American Value Fund (the "Funds") do hereby certify that:

         The following individuals have been duly authorized as Authorized Persons to give Instructions on behalf of the Company Funds and the specimen signatures set forth opposite their respective names are their true and correct signatures:

       Name                             Signature
       ----                             ---------

                                -------------------------

                                -------------------------

                                -------------------------

                                -------------------------

                                -------------------------

                                -------------------------

                                -------------------------

                                -------------------------

                                             By:
                                                 ------------------------------
                                                 Secretary
                                                 Dated:

                                   APPENDIX B

                                 FUND OFFICERS

         I, M. G. Rosenberger, the Secretary of Tweedy Browne Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Company"), on behalf of its Tweedy, Browne Global Value Fund and Tweedy, Browne American Value Fund (the "Funds"), do hereby certify that:

         The following individuals serve in the following positions with the Fund and each individual has been duly elected or appointed to each such position and qualified therefor in conformity with the Fund's governing instrument and the specimen signatures set forth opposite their respective names are their true and correct signatures:

Name                        Position                  Signature
----                        --------                  ---------

                            Chairman of the Board
                                                      --------------------------

                            President
                                                      --------------------------

                            Treasurer
                                                      --------------------------

                            Secretary
                                                      --------------------------

                            Vice President and
                            Investment Officer
                                                      --------------------------

                            Vice President and
                            Investment Officer
                                                      --------------------------


                                           ------------------------------------


                                       By:
                                           ------------------------------------
                                             Secretary
                                             Dated:

                                   APPENDIX C

                               SELECTED COUNTRIES


Argentina                                Luxembourg
Australia                                Malaysia
Austria                                  Mauritius
Bangladesh                               Mexico
Belgium                                  Morocco
Bermuda                                  Namibia
Bolivia                                  The Netherlands
Botswana                                 New Zealand
Brazil                                   Norway
Canada                                   Pakistan
Chile                                    Panama
China/Shenzhen                           Peru
China/Shanghai                           The Philippines
Colombia                                 Poland
Costa Rica *                             Portugal
Croatia                                  Romania
Czech Republic                           Russia*
Denmark                                  Singapore
Ecuador                                  Slovakia
Egypt                                    Slovenia
Estonia*                                 South Africa
Finland                                  Spain
France                                   Sri Lanka
Germany                                  Sweden
Ghana                                    Switzerland
Greece                                   Taiwan
Hong Kong                                Thailand
Hungary                                  Trinidad*
India                                    Tunisia*
Indonesia                                Turkey
Ireland                                  United Kingdom
Israel                                   Uruguay
Italy                                    Venezuela
Japan                                    Vietnam
Jordan                                   Zambia
Kenya                                    Zimbabwe
Korea, Republic of

"*Note, Custodian will not act as a Foreign Custody Manager with respect to assets held in this country. Holding assets and use of Boston Safe Deposit and Trust Company's usual subcustodian in this country is subject to Instructions by the Fund and its execution of a separate letter-agreement pertaining to custody and market risks."

                                   APPENDIX D

                    ANCILLARY INFORMATION SERVICES AGREEMENT

         Until the Custodian provides a Risk Analysis pursuant to Article III of the Agreement with respect to a Securities Depositories operating in such country a particular country as set forth on Appendix C, the following sets forth our agreement with respect to the delivery of certain information to the Board or its agents as requested by the Board from time to time. These terms shall control over the provisions of Article III of this Agreement but shall cease to apply as to any country for which Custodian provides a Risk Analysis for one or more Securities Depositories operating therein. Otherwise, unless continued as provided below, these provisions shall expire on July 2, 2001.

         After expiration, the information set forth in Sections 2, A and B below may be provided as agreed upon from time to time in writing between the Company and the Custodian subject to Section 3 hereof.

1. PROVISION OF INFORMATION. In accordance with the provisions of this Information Services Agreement, the Custodian agrees to provide to the Board, or at the direction of the Board, the Funds' investment advisers, the information set forth in Section 2, below, with respect to Foreign Custodians and Securities Depositories which hold Securities, Assets, or other property of the Fund and the systems and environment for securities processing in the jurisdiction in which such Foreign Custodians or Securities Depositories are located. The Custodian shall provide only that portion of such information as is reasonably available to it.

2. INFORMATION TO BE PROVIDED.

     A.  COUNTRY INFORMATION
       o Settlement Environment
       o Depository
       o Settlement Period
       o Trading
       o Security Registration
       o Currency
       o Foreign Investment Restrictions
       o Entitlements
       o Proxy Voting
       o Foreign Taxation

     B.  SUBCUSTODIAN INFORMATION
       o Financial Information
       o Regulator
       o External Auditor
       o How Securities are Held
       o Operational Capabilities
       o Insurance Coverage

     C.  DEPOSITORY INFORMATION (IF APPLICABLE TO THE COUNTRY)
       o Name
       o Information relative to Determining Compulsory or Voluntary Status of the Facility
       o Type of Entity
       o Ownership Structure
       o Operating History
       o Eligible Instruments
       o Security Form
       o Financial Data
       o Regulator
       o External Auditor

     D.  INFORMATION ON THE FOLLOWING LEGAL QUESTIONS

       o Would the applicable foreign law restrict the access afforded the independent public accountants of the Fund to books and records kept by a Foreign Custodian?

       o Would the applicable foreign law restrict the ability of the Fund to recover its assets in the event of bankruptcy of the Foreign Custodian?

       o Would the applicable foreign law restrict the ability of the Fund to recover assets that are lost while under the control of the Foreign Custodian?

       o What are the foreseeable difficulties in converting the Fund's cash into U.S. dollars?

3. LIABILITY AND WARRANTIES. While the Custodian will take reasonable precautions to ensure that information provided is accurate the Custodian shall have no liability with respect to information provided to it by third parties unless the Custodian knows or should have known such information to be incorrect, incomplete or misleading. Due to the nature and source of information, and the necessity of relying on various information sources, most of which are external to the Custodian, the Custodian shall have no liability for direct or indirect use of such information. The Custodian makes no other warranty or representation, either express or implied, as to the merchantability or fitness for any particular purpose of the information provided under this Appendix D



Acknowledged:


---------------------------------                ------------------------------
Fund                                             Custodian